Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: February 17, 2021

PIVOTAL BIOVENTURE PARTNERS FUND I, L.P.

By:	PIVOTAL BIOVENTURE PARTNERS FUND I G.P., L.P. Its General Partner,

By: PIVOTAL BIOVENTURE PARTNERS FUND I U.G.P., LTD.
Its General Partner,

By:	/s/ Robert Hopfner

Name: Robert Hopfner
Title: Authorized Signatory

PIVOTAL BIOVENTURE PARNTERS FUND I G.P., L.P.

By:	PIVOTAL BIOVENTURE PARTNERS FUND I U.G.P., LTD Its General Partner,

By:	/s/ Robert Hopfner

Name: Robert Hopfner
Title: Authorized Signatory

PIVOTAL BIOVENTURE PARTNERS FUND I U.G.P. LTD

By:	/s/ Robert Hopfner
Name:	Robert Hopfner
Title:	Authorized Signatory